Designated Filer:  Michael Graff
Issuer & Ticker Symbol:  Builders FirstSource, Inc. (BLDR)
Date of Event Requiring Statement:  May 30, 2012

Explanation of Responses:

(1) The price reported in Column 4 is a weighted average price. The reporting person undertakes to provide Builders FirstSource, Inc. (the “Company”), any security holder of the Company, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the ranges set forth in this Form 4.

(2) These shares were purchased in multiple transactions at prices ranging from $3.89 to $4.00, inclusive.

(3)  The shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company reported herein are  beneficially owned by Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”).  As of the date hereof, WP IX  is the direct record holder of 24,813,837 shares of Common Stock.  On May 30, 2012, WP IX acquired an aggregate of 4,800 shares of Common Stock in open market purchases.  The general partner of WP IX is Warburg Pincus IX LLC, a New York limited liability company (“WP IX LLC”). Warburg Pincus Partners LLC, a New York limited liability company (“WPP LLC”) is the sole member of WP IX LLC.  Warburg Pincus & Co., a New York general partnership (“WP”) is the managing member of WPP LLC.  Warburg Pincus LLC, a New York limited liability company (“WP LLC,” and together with WP IX, WP IX LLC, WPP LLC, and WP, the “Warburg Pincus Entities”) manages WP IX.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC and may be deemed to control WP IX, WP IX LLC, WPP LLC, WP and WP LLC.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WP IX LLC, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owner of the shares of Common Stock that may be deemed to be beneficially owned by WP IX.  Each of WP IX LLC, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of all shares of Common Stock that may be deemed to be beneficially owned by WP IX, except to the extent of any indirect pecuniary interest therein.

Michael Graff, the reporting person, who became a director of the Company on February 27, 2006, is a Partner of WP and a Managing Director and Member of WP LLC.  As such, Mr. Graff  may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by the Warburg Pincus Entities.  Mr. Graff disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.  This Form 4 shall not be deemed an admission that any reporting person or any other person referred to herein is a beneficial owner of any securities of the Company for purposes of Section 16 of the Exchange Act, or for any other purpose or that any reporting person or other person has an obligation to file this Form 4.